EXHIBIT 99


             FIRST CITIZENS REPORTS EARNINGS FOR FIRST QUARTER 2004

COLUMBIA, S.C., April 22, 2004 - First Citizens Bancorporation, Inc. (OTCBB-"FCBN") reports consolidated net income for the quarter ending March 31, 2004 of $8.32 million compared to $9.96 million for the corresponding quarter of 2003. Craig Nix, Chief Financial Officer, stated that the "bank's earnings were impacted by the continued low interest rate environment and the decline in mortgage refinancing activity that began in the latter part of 2003."

Total deposits as of March 31, 2004 were $3.81 billion compared to $3.35 billion as of March 31, 2003, representing growth of 13.73%. Growth in deposits was attributable to internal deposit growth during the quarter, as well as acquisitions completed during 2003 in which $283.22 million in deposits were acquired. Gross loans as of March 31, 2004 were $2.97 billion compared to $2.41 billion as of March 31, 2003, representing growth of 23.24%. Growth in loans was attributable to internal loan growth as well as the First Banks, Inc. acquisition where $188.56 million in loans were acquired. These acquisitions were completed after March 31, 2003.

Net income declined for the quarter primarily due to continued pressure on net interest margin and a decline in mortgage refinancing activity. Net interest income increased by $2.27 million during the quarter primarily due to earning asset growth during the period. Earning asset growth is attributable to internal growth as well as the continuing effects of the First Banks acquisition. These effects were partially offset by a decline in the ratio of net interest income to earning assets from 4.09% for the quarter ended March 31, 2003 to 3.78% for the quarter ended March 31, 2004.

Noninterest income was $12.98 million during the first quarter of 2004, a decrease of $139 thousand compared to the same period of 2003. The decrease was primarily due to a $1.29 million decline in mortgage income, partially offset by a $746 thousand increase in service fees and a $282 thousand gain on the sale of investment securities. The decline in mortgage income was primarily due to a decline in mortgage refinancing activity during the quarter.

Noninterest expense was $36.52 million during the first quarter of 2004, an increase of $4.50 million over the same period of 2003. The most significant components of the increase were attributable to an increase in salaries and employee benefits costs and expenses associated with First Citizens branding campaign. Salaries and employee benefits costs increased by $1.55 million, primarily due to an increase in the number of employees due to new branch offices and merit increases given after the first quarter of 2003. During the quarter, expense of $1.06 million was incurred relating to First Citizens branding campaign. Amortization expense increased by $438 thousand primarily due to acquisitions consummated after the first quarter of 2003. The remainder of the increase was primarily due to increases in occupancy, furniture and fixtures and data processing expenses. These costs increased primarily due to expansion of lines of business through acquisition and construction of new branch offices and an increase in the number of accounts processed by third parties.

At its meeting held today, the Board of Directors of First Citizens Bancorporation, Inc. declared a quarterly common stock dividend of $0.35 per share for shareholders of record as of May 14, 2004, payable May 25, 2004.

First Citizens Bancorporation, Inc. is a three-bank financial holding company headquartered in Columbia, South Carolina, with $4.41 billion in total consolidated assets as of March 31, 2004. For more information, visit the First Citizens web site at www.firstcitizensonline.com.

This discussion may contain statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results, or otherwise are not statements of historical fact. Such statements are often characterized by the use of the qualifying words (and their derivatives) such as "expect," "believe," "estimate," "plan," "project," "anticipate," or other statements concerning opinions or judgments of Bancorporation and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of Bancorporation's customers, competition, deposit attrition, actions of government regulators, the level of market interest rates, and general economic conditions.

CONDENSED STATEMENTS OF INCOME
(THOUSANDS, EXCEPT SHARE DATA; UNAUDITED)             Three Ended months March 31,
                                                            2004       2003

Interest income                                           $48,725   $   47,917
Interest expense                                           11,172       12,632
Net interest income                                        37,553       35,285
Provision for loan losses                                   1,154          938
Net interest income after provision for loan losses        36,399       34,347
Noninterest income                                         13,008       13,147
Noninterest expense                                        36,521       32,024
Income before income taxes                                 12,886       15,470
Income taxes                                                4,562        5,507
Net income                                                $ 8,324   $    9,963
Net income per share                                      $  9.16   $    10.91
Cash dividends paid per share                             $  0.35   $     0.25
Profitability information (annualized):
Return on average assets                                     0.76%        1.05%
Return on average equity                                     9.69        13.05
Taxable-equivalent net yield on interest-earning assets      3.78         4.09


CONDENSED BALANCE SHEET
(THOUSANDS, EXCEPT SHARE DATA; UNAUDITED)
                                              March 31,    December 31,    March 31,
                                                2004             2003          2003

Cash and due from bank                       $  146,275   $     179,951   $  153,078
Federal funds sold                              148,712          41,379      236,324
Investment securities                           924,462         922,229      913,207
Loans                                         2,973,943       2,939,989    2,413,447
Reserve for loan losses                         (50,892)        (51,268)     (43,304)
Other assets                                    269,606         269,180      212,181
Total assets                                 $4,412,106   $   4,301,460   $3,884,933

Deposits                                     $3,810,417   $   3,714,222   $3,345,630
Other liabilities                               253,338         247,655      228,684
Shareholders' equity                            348,351         339,583      310,619
Total liabilities and shareholders' equity   $4,412,106   $   4,301,460   $3,884,933
Book value per share                         $   381.82   $      371.60   $   338.13

SELECTED AVERAGE BALANCES
(THOUSANDS; UNAUDITED)            Three months ended March 31,
                                         2004             2003
Total assets                     $    4,402,371  $    3,841,621
Investment securities                   922,432         911,516
Loans                                 2,951,732       2,406,838
Interest-earning assets               4,024,518       3,528,950
Deposits                              3,794,392       3,306,721
Interest-bearing liabilities          3,370,468       2,930,542
Shareholders' equity             $      345,647  $      309,582

CONTACT: Craig  L. Nix of First Citizens Bancorporation of South Carolina, Inc. at 803-733-2659